EXHIBIT 21
                                  LIST OF SUBSIDIARIES
                                      JULY 31, 1994


PCT Office Company

PCT Shopping Center Company

PCT Biscayne Center, Inc.

PCT Clayton, Inc.

PCT Scottsdale, Inc.

Friendship Avenue Office Company, Inc.

Chicago Hotel Company, Inc.

San Francisco Hotel Company, Inc.

Cincinnati Hotel Company, Inc.

Houston Southwest Apartments, Inc.

Executive Boulevard Office Company, Inc.